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NEWS RELEASE


                                   CONTACTS:
                                   Marisa A. Heine
                                   Peter C. Harkins
                                   D.F. King & Co., Inc.
                                   (212) 269-5550


FOR IMMEDIATE RELEASE

         THE COOPER COMPANIES IS SENTENCED IN CONNECTION
         WITH HIGH-YIELD BOND "FRONTRUNNING" ARRANGEMENT
                   INVOLVING A FORMER OFFICER


 FORT LEE, NEW JERSEY, JULY 15, 1994 . . . The Cooper Companies, Inc. (NYSE:COO) was sentenced today in connection with a high-yield bond "frontrunning" scheme involving Gary A. Singer, a former Co-Chairman of the Company. United States District Judge Robert J. Ward, who presided over the trial of Gary Singer and the Company in New York, sentenced the Company to pay, over a period of three years, a non-interest bearing fine of $1,831,568. In addition, the Company was ordered to make restitution in the amount of $1,310,166 within the next 30 days. Singer's sentencing will occur at a later date.

 Singer and the Company were indicted in November 1992 in connection with a "frontrunning" arrangement involving the purchase and sale of high yield bonds by Gary Singer. On January 13, 1994, Singer was found guilty on twenty-one counts, including RICO, money laundering, and mail and wire fraud. Singer, who had been on a leave of absence since May 1992, resigned from all of his positions with the Company on January 20, 1994. Based upon Singer's criminal acts, Cooper was found guilty of seven counts of mail and wire fraud. The Company was acquitted of two other counts.

                         (M O R E . . .)
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The Cooper Companies, Inc.
July 15, 1994
Page Two

At the time of its indictment, the Company also was charged in a civil enforcement action by the Securities and Exchange Commission in connection with the "frontrunning" arrangement, the alleged manipulation of the price of the Company's 10-5/8% Convertible Subordinated Reset Debentures due 2005 to avoid an interest-rate reset and other matters. The Company and the Enforcement staff of the Commission have negotiated a settlement of that action, and the staff has informed the Company that it will recommend approval of the settlement by the Commission. The principal terms of the settlement involve the Company's agreement to permanent injunctions against violation of certain provisions of the federal securities laws and against employment of any members of the Singer family, the disgorgement of $1,621,474 (including $1,310,166 in disgorgement to the mutual funds that lost profits due to the "frontrunning" arrangements) and the payment of a civil penalty in the amount of $1,150,000. The settlement agreement provides that the "frontrunning" disgorgement and the penalty (but not disgorgement of $311,308 relating to the interest rate reset issue) are to be reduced by the amounts of the restitution and fine, respectively, ordered to be paid in the criminal case. Accordingly, the Company's payment of the restitution and fine imposed at the sentencing today will satisfy all but $311,308 of the Company's monetary obligations under the proposed settlement with the SEC.

NOTE TO THE EDITOR:  The principal subsidiaries of The Cooper
Companies, Inc. are CooperVision, Inc., CooperVision
Pharmaceuticals, Inc., CooperSurgical, Inc. and Hospital Group of
America, Inc.

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